ARROW ELECTRONICS, INC.
25 HUB DRIVE
MELVILLE, NEW YORK 11747

[Logo to Come]

STEPHEN P. KAUFMAN
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                                  April 14, 1998

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Arrow Electronics, Inc., which will be held on Thursday, May 14, 1998 at 9:00 A.M., at the offices of the corporation, 25 Hub Drive, Melville, New York. The formal Notice of Annual Meeting and Proxy Statement, fully describing the matters to be acted upon at the meeting, appear on the following pages.

     The matters scheduled to be considered at the meeting are the election of directors and the ratification of the appointment of Arrow's auditors.

     The Board of Directors recommends the approval of the proposals being presented at the Annual Meeting of Shareholders as being in the best interest of Arrow. We urge you to read the Proxy Statement and give these proposals your careful attention before completing the enclosed proxy card.

     Your vote is important regardless of the number of shares you own. Please be sure you are represented at the meeting, whether or not you plan to attend, by signing, dating and mailing the proxy card promptly. A postage-paid return envelope is enclosed for your convenience. You may also vote your shares by touchtone telephone from the U.S. and Canada by using the toll-free telephone number on your proxy card.

                                     Sincerely yours,

                                     [SIG]

                                          Stephen P. Kaufman
                                            Chairman and Chief Executive Officer

                            ARROW ELECTRONICS, INC.
                                  25 HUB DRIVE
                            MELVILLE, NEW YORK 11747
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 14, 1998
                            ------------------------
                                                                  April 14, 1998

To the Shareholders of
  Arrow Electronics, Inc.:

     The Annual Meeting of Shareholders of Arrow Electronics, Inc., a New York corporation ("Arrow"), will be held at the offices of the corporation, 25 Hub Drive, Melville, New York, on May 14, 1998 at 9:00 A.M., prevailing local time, for the following purposes:

     1. To elect directors of Arrow for the ensuing year.

     2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow's independent auditors for the fiscal year ending December 31, 1998.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 25, 1998 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                                           By Order of the Board of Directors,

                                                    Robert E. Klatell
                                                        Secretary

                                   IMPORTANT
     Please complete, sign, and date the enclosed proxy and return it promptly in the enclosed return envelope which has been provided for your convenience or vote your shares by touchtone telephone, whether or not you plan to attend the meeting. Your prompt response will assure a quorum and reduce solicitation expense.

                            ARROW ELECTRONICS, INC.

                                  25 HUB DRIVE

                            MELVILLE, NEW YORK 11747

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 14, 1998

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement, mailed to shareholders on April 14, 1998, is furnished in connection with the solicitation by the Board of Directors of Arrow Electronics, Inc., a New York corporation ("Arrow"), of proxies to be voted at the Annual Meeting of Shareholders to be held in Melville, New York on May 14, 1998, and any adjournments thereof, for the purposes set forth in the accompanying notice. Each proxy will be voted with respect to all shares represented by it in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no directions are specified will be voted for the election of directors and in favor of the actions described by the proxy. Any proxy may be revoked at any time prior to exercise by written notice to the Secretary of Arrow by the person giving the proxy.

     The cost of soliciting proxies will be borne by Arrow. Solicitation of proxies is being made by Arrow through the mail, in person, and by telephone. In addition to regular employees of Arrow who may engage in such solicitation, Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost of $7,500 plus expenses. Arrow will also request brokers and other nominees to forward soliciting materials to the beneficial owners of the stock held of record by such persons and will reimburse such persons for their expenses in forwarding such materials.

     Only shareholders of record of Arrow's common stock at the close of business on March 25, 1998 are entitled to notice of and to vote at the meeting or any adjournments thereof. On March 25, 1998, Arrow had outstanding 97,293,124 shares of common stock. All references in this Proxy Statement to the number of shares and per share amounts have been restated to reflect a two-for-one stock split effective October 15, 1997.

     The following table sets forth certain information with respect to the only shareholders known to management to own beneficially more than 5% of the outstanding common stock of Arrow as of March 25, 1998.

NAME AND ADDRESS                                              NUMBER OF SHARES         PERCENT OF
OF BENEFICIAL OWNER                                          BENEFICIALLY OWNED         CLASS(1)
-------------------                                          ------------------        ----------
Oppenheimer Group, Inc.                                        17,493,251(2)              18.0%
Oppenheimer Tower
World Financial Center
New York, New York 10281
Pioneering Management Corporation                               9,805,300(3)              10.1%
60 State Street
Boston, Massachusetts 02109
Sanford C. Bernstein & Co., Inc.                                9,494,975(4)               9.8%
767 Fifth Avenue
New York, New York 10153

---------------
(1) Percentage of beneficial ownership is calculated upon shares of common stock outstanding as of March 25, 1998.

(2) Based upon a Schedule 13G dated February 27, 1998 filed with the Securities and Exchange Commission and includes 17,493,251 shares beneficially owned by Oppenheimer Capital, a registered investment advisor.

(3) Based upon a Schedule 13G dated January 5, 1998 filed with the Securities and Exchange Commission and reflects sole voting power and sole dispositive power with respect to the shares beneficially owned by Pioneering Management Corporation, a registered investment advisor.

(4) Based upon a Schedule 13G dated February 4, 1998 filed with the Securities and Exchange Commission and reflects sole dispositive power with respect to 9,494,975 shares, sole voting power with respect to 5,195,374 shares, and shared voting power with respect to 1,066,532 shares beneficially owned by Sanford C. Bernstein & Co., Inc., a registered investment advisor.

     At March 25, 1998, all executive officers and directors of Arrow as a group were the beneficial owners of 5,722,092 shares (5.9%), including 1,697,979 shares held by the Arrow Electronics Stock Ownership Plan, of which Mr. Stephen
P. Kaufman, Mr. Robert E. Klatell, and Mr. John C. Waddell are the trustees, including shares allocated to the accounts of Messrs. Kaufman, Klatell, and Waddell (pursuant to certain regulations promulgated by the Securities and Exchange Commission, Messrs. Kaufman, Klatell, and Waddell may be deemed to have beneficial ownership of these shares by virtue of their shared power as trustees to vote such shares); options to purchase 3,018,780 shares granted under Arrow's Stock Option Plan or under stock option plans of companies acquired by Arrow and assumed by Arrow as part of the acquisition (of which 2,269,587 options are currently exercisable), including options to purchase 1,356,250 shares, 50,000 shares, 183,000 shares, 132,500 shares, and 85,000 shares granted to Mr. Kaufman, Mr. Carlo Giersch, Mr. Klatell, Mrs. Betty Jane Scheihing, and Ms. Jan Salsgiver, respectively (of which 1,304,584 options, 33,334 options, 158,000 options, 83,334 options, and 68,334 options, respectively, are currently exercisable); 645,320 shares awarded under Arrow's Restricted Stock Plan (of which 306,095 shares have vested and are not forfeitable), including 97,250 shares, 16,400 shares, 77,950 shares, 23,000 shares, and 25,500 shares awarded to Mr. Kaufman, Mr. Giersch, Mr. Klatell,

Mrs. Scheihing, and Ms. Salsgiver, respectively (of which 76,750 shares, 4,350 shares, 63,900 shares, 3,250 shares, and 12,750 shares, respectively, have vested and are not forfeitable); options to purchase 75,000 shares granted under Arrow's Non-Employee Directors Stock Option Plan (15,000 of which are exercisable within 60 days from the date of this Proxy Statement); and 1,535 common stock units deferred under Arrow's Non-Employee Directors Deferral Plan.

                             ELECTION OF DIRECTORS

     The entire Board of Directors of Arrow is to be elected, and those persons elected will hold office until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and qualified. Persons receiving a plurality of the votes cast at the meeting will be elected directors. Consequently, any shares not voted (whether by abstention or broker non-votes) have no effect on the election of directors. Proxies in the enclosed form will be voted for the election as directors of the ten nominees named below. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the accompanying proxy reserve the right to substitute another person of their choice when voting at the meeting or any adjournment thereof. All of the nominees are currently directors of Arrow and were elected at Arrow's last annual meeting, with the exception of John N. Hanson, who was appointed by the Board of Directors on December 18, 1997.

                                                                           SHARES OF
                                                                         COMMON STOCK     PERCENTAGE
                                                                             OWNED            OF
                                                                         BENEFICIALLY     OUTSTANDING
                                POSITION WITH ARROW AND      DIRECTOR        AS OF          COMMON
        NAME            AGE       BUSINESS EXPERIENCE         SINCE     MARCH 25, 1998       STOCK
        ----            ---     -----------------------      --------   --------------    -----------
Daniel W. Duval         61    President and Chief             1987            19,566(1)        --%
                              Executive Officer of Robbins
                              & Myers, Inc., a
                              manufacturer of fluids
                              management systems, for more
                              than five years; director of
                              Robbins & Myers, Inc. and
                              National City Bank of
                              Dayton.

Carlo Giersch           60    Chief Executive Officer of      1990           186,400(2)        .2%
                              Spoerle Electronic, Arrow's
                              90% owned German affiliate,
                              for more than five years.

John N. Hanson          56    President and Chief             1997            15,072(3)        --%
                              Operating Officer of
                              Harnischfeger Industries,
                              Inc., a manufacturer of
                              equipment for mining, pulp
                              and papermaking, and
                              material handling since
                              1994; President and Chief
                              Operating Officer of Joy
                              Mining Machinery prior
                              thereto; director of
                              Harnischfeger Industries,
                              Inc.

                                                                           SHARES OF
                                                                         COMMON STOCK     PERCENTAGE
                                                                             OWNED            OF
                                                                         BENEFICIALLY     OUTSTANDING
                                POSITION WITH ARROW AND      DIRECTOR        AS OF          COMMON
        NAME            AGE       BUSINESS EXPERIENCE         SINCE     MARCH 25, 1998       STOCK
        ----            ---     -----------------------      --------   --------------    -----------
Stephen P. Kaufman      56    Chairman of the Board of Ar-    1983         3,151,479(4)       3.2%
                              row since May 1994 and
                              President and Chief
                              Executive Officer for more
                              than five years; director of
                              Polaroid Corporation.

Roger King              57    Executive Director of Orient    1995            17,366(1)        --%
                              Overseas (International)
                              Limited, an investment
                              holding company, with
                              investments principally in
                              integrated containerized
                              transportation businesses,
                              for more than five years;
                              Chairman and Chief Ex-
                              ecutive Officer of ODS
                              System-Pro Holdings Limited,
                              a reseller of computers and
                              related products and
                              services, for more than five
                              years ending February 1996.

Robert E. Klatell       52    Executive Vice President of     1989         1,980,459(5)         2%
                              Arrow since November 1995,
                              Senior Vice President for
                              more than five years prior
                              thereto, General Counsel and
                              Secretary for more than five
                              years, Chief Financial
                              Officer from January 1992
                              until April 1996, and
                              Treasurer for more than five
                              years prior to April 1996.

Karen Gordon Mills      44    President of MMP Group Inc.,    1994            18,331(1)        --%
                              a consulting firm, since
                              January 1993; director of
                              The Scotts Company and
                              Triangle Pacific Co.

Richard S. Rosenbloom   65    David Sarnoff Professor of      1992            20,000(6)        --%
                              Business Administration at
                              Harvard Business School for
                              more than five years;
                              director of Executone
                              Information Systems, Inc.

                                                                           SHARES OF
                                                                         COMMON STOCK     PERCENTAGE
                                                                             OWNED            OF
                                                                         BENEFICIALLY     OUTSTANDING
                                POSITION WITH ARROW AND      DIRECTOR        AS OF          COMMON
        NAME            AGE       BUSINESS EXPERIENCE         SINCE     MARCH 25, 1998       STOCK
        ----            ---     -----------------------      --------   --------------    -----------

Robert S. Throop        60    Vice President of Arrow         1994           191,350(7)        .2%
                              since March 1995; Chairman
                              and Chief Executive Officer
                              of Anthem Electronics, Inc.,
                              an electronics distributor
                              acquired by Arrow in
                              November 1994, for more than
                              five years ending December
                              1996; director of The Coast
                              Distribution System and The
                              Manitowoc Company, Inc.

John C. Waddell         60    Vice Chairman of the Board      1969         1,700,015(8)       1.7%
                              of Arrow since May 1994 and
                              Chairman of the Board for
                              more than five years prior
                              thereto.

---------------
(1) Includes shares owned individually, options to purchase shares granted under Arrow's Non-Employee Directors Stock Option Plan, and common stock units deferred under Arrow's Non-Employee Directors Deferral Plan. See page 2.

(2) Includes shares owned individually, options to purchase shares granted under Arrow's Stock Option Plan, and shares awarded under Arrow's Restricted Stock Plan. See page 2.

(3) Includes options to purchase shares granted under Arrow's Non-Employee Directors Stock Option Plan and common stock units deferred under Arrow's Non-Employee Directors Deferral Plan. See page 2.

(4) Includes options to purchase shares granted under Arrow's Stock Option Plan, shares awarded under Arrow's Restricted Stock Plan, and shares held by Arrow's Stock Ownership Plan. See page 2.

(5) Includes shares owned individually, options to purchase shares granted under Arrow's Stock Option Plan, shares awarded under Arrow's Restricted Stock Plan, and shares held by Arrow's Stock Ownership Plan. See page 2.

(6) Includes shares owned individually and options to purchase shares granted under Arrow's Non-Employee Directors Stock Option Plan. See page 2.

(7) Includes shares owned individually, options to purchase shares granted under Arrow's Stock Option Plan, options to purchase shares granted under Anthem's stock option plans prior to the acquisition, shares awarded under Arrow's Restricted Stock Plan, and shares allocated under Arrow's Stock Ownership Plan. See page 2.

(8) Includes shares awarded under Arrow's Restricted Stock Plan and shares held by Arrow's Stock Ownership Plan. See page 2.

     The audit committee of the Board of Directors consists of Mr. Duval, Mr. Hanson, and Mr. King. The audit committee evaluates and reviews such matters as Arrow's accounting policies, reporting practices, internal audit function, and internal accounting controls. The committee also reviews the scope and results of the audit conducted by Arrow's independent auditors.

     The compensation committee of the Board of Directors consists of Mr. Rosenbloom, Mr. Duval, and Mrs. Mills. The compensation committee approves the salaries and incentive compensation of senior managers, advises the Board generally with regard to other compensation and employee benefit matters, collects information in connection with the evaluation of the performance of the Chief Executive Officer, and approves stock option and restricted stock awards.

     The nominating committee of the Board of Directors consists of Mrs. Mills, Mr. Duval, and Mr. Rosenbloom. Shareholder recommendations for nominees for membership on the Board of Directors will be considered by the nominating committee. Such recommendations may be submitted to the Secretary of Arrow, who will forward them to the chairman of the nominating committee. The nominating committee is primarily responsible for making recommendations with respect to committee assignments and is also responsible for developing the corporate governance guidelines for Arrow.

     The charitable contributions committee of the Board of Directors consists of Mr. Waddell, Mr. Klatell, and Mr. Throop. The charitable contributions committee reviews community and civic programs and services of educational, environmental, health care, cultural, and other social organizations and approves the charitable contributions to be made by the company.

     Under Arrow's corporate governance guidelines, the independent directors meet at least twice a year in executive session; once under the guidance of the chairman of the compensation committee to evaluate the performance of the Chief Executive Officer and once under the guidance of the chairman of the nominating committee to discuss senior management development and succession.

     During 1997 there were six meetings of the Board of Directors, four meetings of the audit committee, eight meetings of the compensation committee, eight meetings of the nominating committee, and two meetings of the charitable contributions committee. All directors attended 75% or more of the meetings of the Board of Directors and the committees on which they served, except for Mr. King, who attended 70% of the combined total of the Board of Directors and audit committee meetings during the last fiscal year.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning the compensation for the past three years of the Chief Executive Officer and each of the other four most highly compensated executive officers of the company (the "named executive officers").

                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                            ANNUAL COMPENSATION                 ------------------------
                              -----------------------------------------------   RESTRICTED    SECURITIES
          NAME AND                                             OTHER ANNUAL        STOCK      UNDERLYING      ALL OTHER
     PRINCIPAL POSITION       YEAR   SALARY(1)     BONUS      COMPENSATION(2)    AWARDS(3)    OPTIONS(4)   COMPENSATION(5)
     ------------------       ----   ---------   ----------   ---------------   -----------   ----------   ---------------
Stephen P. Kaufman,           1997   $750,000    $  644,000       $58,350        $258,000       25,000         $9,550
President and Chief           1996    700,000       689,500        39,625         208,500       80,000(6)       9,250
Executive Officer             1995    649,045     1,039,250        50,375         167,500       50,000(7)       9,120

Carlo Giersch,                1997    577,100            --            --         161,250       10,000             --
Chief Executive Officer,      1996    664,673            --            --         140,738       20,000             --
Spoerle Electronic            1995    698,178            --            --         125,625       20,000             --

Robert E. Klatell,            1997    400,000       168,000        58,868         161,250       15,000          9,550
Executive Vice President      1996    375,000       137,000        46,100         140,738       30,000          9,250
                              1995    355,000       192,200        58,113         125,625       30,000          9,120

Betty Jane Scheihing,         1997    281,667       229,000        31,188         453,563       42,500          9,550
Senior Vice President         1996    220,000       133,000        23,438         104,250       20,000          9,250
                              1995    205,000        87,000        25,891          62,813       15,000          9,120

Jan M. Salsgiver,             1997    300,000       205,000        44,731         129,000       10,000          9,550
President, Arrow/Schweber     1996    261,665       156,000        35,244         104,250       20,000          9,250
Electronics Group             1995    216,667       176,000        23,606         230,000       30,000          9,120

---------------
(1) Includes amounts deferred under retirement plans.

(2) Includes reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards and auto allowance.

(3) Reflects, with respect to compensation in 1995, the fair market value as of the date of grant of stock awards granted in early 1996 in respect of employment during 1995. All of such awards vest in four annual installments of 25%, beginning one year after grant. As of December 31, 1997, the aggregate number and value of unvested restricted stock awards held by Mr. Kaufman, Mr. Giersch, Mr. Klatell, Mrs. Scheihing, and Ms. Salsgiver were 22,500, ($729,844), 13,550 ($439,528), 15,550 ($504,403), 20,500 ($664,969),
    and 12,750 ($413,578), respectively.

(4) Includes, with respect to 1995, stock options awarded in early 1996 in respect of employment during 1995.

(5) For 1997, includes a contribution by Arrow of $4,800 to Arrow's Stock Ownership Plan and a matching contribution by Arrow of $4,750 to Arrow's Savings Plan for each of Mr. Kaufman, Mr. Klatell, Mrs. Scheihing, and Ms. Salsgiver.

(6) Includes stock options awarded in early 1997 in respect of employment during 1996.

(7) Does not include options to purchase 1,000,000 shares of common stock granted to Mr. Kaufman in February 1995 as part of the entering into of a new employment agreement with Arrow. See "Employment Agreements" on page 13.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants during 1997 in respect of employment during 1997 to the named executive officers.

                                          INDIVIDUAL GRANTS
                          --------------------------------------------------
                          NUMBER OF    % OF TOTAL                                POTENTIAL REALIZABLE VALUE
                          SECURITIES    OPTIONS                                      AT ASSUMED RATES OF
                          UNDERLYING   GRANTED TO                                 STOCK PRICE APPRECIATION
                           OPTIONS     EMPLOYEES    EXERCISE OR                      FOR OPTION TERM(3)
                           GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   -------------------------------
          NAME              (#)(1)        YEAR       ($/SH)(2)       DATE            5%              10%
          ----            ----------   ----------   -----------   ----------   --------------   --------------
Stephen P. Kaufman           25,000        .9%        $32.250      12/18/07    $      514,750   $    1,297,000
Carlo Giersch                10,000        .4          32.250      12/18/07           205,900          518,800
Robert E. Klatell            15,000        .5          32.250      12/18/07           308,850          778,200
Betty Jane Scheihing         12,500        .4          32.250      12/18/07           257,375          648,500
                             30,000(4)    1.1          30.844        9/4/07           659,886        1,598,586
Jan M. Salsgiver             10,000        .4          32.250      12/18/07           205,900          518,800
All shareholders                N/A       N/A             N/A           N/A     1,977,772,179    5,010,953,970
                                                                    Various
All optionees             2,808,340       100          29.361       in 2007        65,937,015      153,809,973
All optionees value as a
  percent of all
  shareholders value            N/A       N/A             N/A           N/A              3.3%             3.1%

---------------
(1) All of such grants become exercisable in four annual installments, commencing on the first anniversary of the date of grant (except for certain grants included in "All optionees," issued prior to May 1, 1997, which become exercisable in three annual installments, commencing on the date of the grant) and expire 10 years after the date of the grant.

(2) All at fair market value at date of grant.

(3) Represents gain that would be realized assuming the options were held for the entire 10 year option period and the stock price increased at annual compounded rates of 5% and 10%. Potential realizable values for shareholders are based on 96,937,737 shares outstanding at December 31, 1997 from a base price of $32.4375 per share. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on overall market conditions and on the future performance of the company and its common stock. There can be no assurance that the amounts reflected in this table will be achieved.

(4) Represents stock options awarded in connection with increased duties of employment.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table provides information concerning the exercise of stock options during 1997 by each of the named executive officers and the year-end value of their unexercised options.

                                                            NUMBER OF             VALUE OF
                                                           UNEXERCISED           UNEXERCISED
                                                           OPTIONS AT           IN-THE-MONEY
                                                             FISCAL              OPTIONS AT
                               SHARES                       YEAR-END           FISCAL YEAR-END
                              ACQUIRED                   ---------------    ---------------------
                                 ON          VALUE        EXERCISABLE/          EXERCISABLE/
           NAME               EXERCISE    REALIZED(1)     UNEXERCISABLE         UNEXERCISABLE
           ----               --------    -----------    ---------------    ---------------------
Stephen P. Kaufman            220,000     $5,013,664     944,584/411,666    $11,944,118/3,755,932
Carlo Giersch                      --             --      26,668/ 23,332        238,345/  121,030
Robert E. Klatell             100,000      2,060,864     148,000/ 35,000      2,299,250/  181,563
Betty Jane Scheihing               --             --      78,334/ 54,166      1,062,192/  150,151
Jan M. Salsgiver               21,666        304,296      68,334/ 16,666        782,817/   44,371

---------------
(1) Represents the difference between the fair market value of the shares at date of exercise and the exercise price multiplied by the number of options exercised.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     A primary role of the compensation committee (the "committee") is to oversee compensation practices for Arrow's senior executive officers. The committee's responsibilities include the review of salaries, benefits, and other compensation of Arrow's senior managers and making recommendations to the full Board of Directors with respect to these matters. The committee is comprised entirely of Board members who are independent, non-employee directors of the company.

     The committee's primary objective in establishing compensation programs and levels for Arrow's key executive officers is to support Arrow's goal of maximizing the value of shareholders' interests in Arrow. To achieve this objective, the committee believes it is necessary to:

     -- Set levels of base compensation that will attract and retain superior executives in a highly competitive environment.

     -- Encourage long-term decision making that enhances shareholder value. The committee believes that this objective is promoted by emphasizing grants of stock options and restricted stock, thereby creating a direct link between shareholder value creation and executive compensation.

     -- Provide incentive compensation that varies directly with both company performance and individual contribution to that performance.

COMPONENTS OF COMPENSATION

  Base Salary

     The committee annually reviews each executive officer's base salary. The factors which influence committee determinations regarding base salary include: levels of pay among executives of the larger companies in the peer group reflected in the graph on page 12, internal pay equity considerations, level of responsibilities, prior experience, breadth of knowledge, and job performance. Such compensation is generally competitive with comparable jobs at comparable companies. For comparative purposes, the committee selects the larger companies in its peer group because Arrow is the largest company in the group. Levels of compensation for base salary of senior executive officers of Arrow are slightly above the median of the peer group. Arrow is significantly larger than all of the other companies, except one, that are included within the peer group. Arrow also has substantial sales outside North America, and only one other company included within the peer group has significant operations outside North America. Therefore, the committee believes that Arrow requires greater breadth of management skills and experience to manage successfully its larger and more complex business.

     In conducting its salary deliberations, the committee does not strictly tie senior executive base pay to a defined competitive standard. Rather, the committee elects to maintain flexibility in its decision making capacity so as to permit salary recommendations that best reflect the individual contributions made by the company's top executives. Each of the named executive officers has an employment agreement which provides for a minimum base salary. See page 13.

     The committee values highly Mr. Kaufman's breadth of knowledge and recognizes his significant contribution to the success of Arrow. In 1997, Mr. Kaufman's base salary was increased to $750,000 in recognition of the continued growth in Arrow's sales and earnings and the further expansion of Arrow into strategic markets.

  Annual Incentives

     Arrow's Chief Executive Officer Performance Bonus Plan ("Chief Executive Bonus Plan"), which was adopted in 1994, provides for a performance-based bonus for Arrow's chief executive officer based upon target level earnings per share and target level return on shareholders' equity. The purpose of the Chief Executive Bonus Plan is to enable Arrow to motivate the chief executive officer to achieve strategic financial and operating objectives, reward his contribution toward improvement in financial performance as measured by the earnings per share and return on equity of Arrow, provide the chief executive officer with an additional incentive to contribute to the success of Arrow and to offer a total compensation package that is competitive in the industry and includes a bonus component which is intended to qualify as performance-based compensation deductible to Arrow under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Chief Executive Bonus Plan sets forth a pre-established bonus formula and sets an annual performance goal pursuant to which the committee can objectively calculate the chief executive officer's potential annual cash bonus for each service year with Arrow. For 1997, Mr. Kaufman received a bonus payment of $644,000 under the Chief Executive Bonus Plan.

     Each year, for other executive officers of Arrow, the committee -- in consultation with management -- establishes short-term financial goals which relate to one or more indicators of corporate financial performance. For 1997, the short-term incentive award opportunity was contingent upon Arrow attaining specified levels of sales, profitability, and asset utilization.

     Incentive targets are established for participating executives under the Management Incentive Compensation Plan ("MICP") based on the participant's level and breadth of responsibility, potential contribution to the success of the company, and competitive considerations. The participant's actual award is determined at the end of the year based on Arrow's actual performance against the predetermined financial goals, as well as the attainment of specific individual goals or contributions to Arrow's success.

     Annual incentives of Mr. Klatell, Mrs. Scheihing, and Ms. Salsgiver reflect Arrow's attainment of predetermined financial goals and the level of achievement by Mr. Klatell, Mrs. Scheihing, and Ms. Salsgiver of the targets established under the MICP. The MICP awards earned by the named participating executive officers averaged 61% of their respective salaries, representing a range of 86% to 93% level of achievement of the goals.

  Long-Term Incentives

     Arrow reinforces the importance of producing satisfactory returns to shareholders over the long-term through the operation of its Stock Option Plan and its Restricted Stock Plan. Stock option and restricted stock awards provide executives with the opportunity to acquire an equity interest in Arrow and align the executive's interest with that of the shareholders to create shareholder value as reflected in growth in the price of Arrow's shares.

     Option exercise prices are equal to 100% of the fair market value of Arrow's shares on the date of option grant and effective May 1, 1997, are exercisable in four annual installments. Prior thereto, options were exercisable in three installments. This ensures that participants will derive benefits only as shareholders realize corresponding gains over an extended time period. Options have a maximum term of 10 years.

     Restricted stock is granted to participants in order to help foster a shareholder perspective among the participants. A long-term focus is encouraged and executive retention is reinforced through the four-year vesting schedule to which shares of restricted stock are subject.

     Each year, the committee reviews the history of stock option and restricted stock awards and makes grant decisions based on the committee's assessment of each individual executive's contribution and performance during the year and on competitive compensation practices in comparable companies. The grants to Mr. Kaufman and each of the other named executive officers in 1997 are consistent with grants in prior years relative to Arrow's performance and the individual's contributions, and represent Arrow's continued emphasis on executive compensation which is linked to increases in the value of Arrow's stock. Generally, the size of the grants of such long-term incentives reflects the committee's assessment of each individual's contributions and performance during the year. Mr. Kaufman was granted 25,000 stock options and 8,000 shares of restricted stock in respect of 1997.

SUMMARY

     Each year, the Board of Directors and the committee review all elements of cash and noncash compensation paid to the executive officers of Arrow. The committee manages all elements of executive pay in order to ensure that pay levels are consistent with Arrow's compensation philosophies. In addition, the Board of Directors and the committee administer Arrow's long-term executive compensation programs to ensure that Arrow's objectives of linking executive pay to improved financial performance and increased shareholder value continue to be fostered.

Richard S. Rosenbloom, Chairman
Daniel W. Duval
Karen Gordon Mills

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG ARROW ELECTRONICS, INC., S&P 500 STOCK INDEX &
                         ELECTRONICS DISTRIBUTOR INDEX

     The following graph compares the performance of Arrow for the periods indicated with the performance of the Standard & Poor's 500 Stock Index and the average performance of a group consisting of Arrow's peer corporations on a line-of-business basis. The corporations making up the peer companies group are Avnet, Inc., Bell Industries, Inc., Bell Microproducts, Inc., Marshall Industries, and Pioneer-Standard Electronics, Inc. The graph assumes $100 invested on December 31, 1992 in Arrow, the S&P Stock 500 Index, and the peer companies group. The peer companies group reflects the deletion of six companies included in the peer companies group in the Proxy Statement of last year, three of which were acquired and are no longer public companies (Milgray Electronics, Inc., Sterling Electronics Corporation, and Wyle Electronics), and three of which, either by the nature of their business or level of revenues and financial condition, are no longer comparable with Arrow (Jaco Electronics, Inc., Kent Electronics, Inc., and Western Micro Technology, Inc.). In addition, two competing companies have been included in the peer companies group (Bell Industries, Inc. and Bell Microproducts, Inc.). Therefore, the graph also includes a description of the performance of the peer companies group used in the Proxy Statement for last year's annual meeting. Total return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

                                                                                     Prior
                                                Electronics                       Electronics
     Measurement Period                         Distributor        S&P 500        Distributor
   (Fiscal Year Covered)          Arrow            Index         Stock Index         Index
1992                              100.00           100.00           100.00          100.00
1993                              145.85           118.14           107.06          117.00
1994                              125.33           121.09           105.41          121.00
1995                              150.22           144.16           141.36          169.00
1996                              186.90           170.26           170.01          190.00
1997                              226.64           185.61           222.72          182.00

DIRECTORS' COMPENSATION

     The members of the Board of Directors who are not employees receive an annual fee of $30,000 for the term expiring in May 1998 and a fee of $1,000 for each Board of Directors or committee meeting attended. Each non-employee director serving as chairman of any committee receives an additional annual fee of $3,000.

     Under the Arrow Non-Employee Directors Stock Option Plan, each non-employee director who was serving on the Board of Directors on May 15, 1997 received an option to purchase 15,000 shares of Arrow common stock having an exercise price equal to $27.8125. In addition, under that plan each non-employee director joining the Board thereafter receives an option to purchase 15,000 shares of Arrow common stock having an exercise price equal to the fair market value of the underlying common stock on the date of grant. Finally, on the date following each annual meeting of shareholders, each non-employee director then serving on the Board will receive, under the plan, an option to purchase 4,000 shares of Arrow common stock having an exercise price equal to the fair market value of the underlying common stock on the date of grant.

     Under the Arrow Non-Employee Directors Deferral Plan, a percentage of the annual retainer payable to each non-employee director may be withheld by Arrow and paid upon the non-employee director's termination from the Board of Directors. Unless a non-employee director makes a contrary election, 50 percent of the non-employee director's annual retainer fee will be deferred under the plan. Each non-employee director may elect a different percentage or elect not to defer any portion of his or her annual retainer fee. Amounts that are deferred under the plan will be converted into phantom share units of Arrow common stock and the phantom share units will be credited to a recordkeeping account in the name of the non-employee director. Until the time that the phantom share units are paid out, the non-employee director's account will be adjusted to reflect any dividends paid on Arrow common stock. Upon the termination of service on the Board, each whole phantom share unit credited to the non-employee director's account will be converted into one share of common stock and each fractional phantom share unit will be converted into cash.

EMPLOYMENT AGREEMENTS

     In February 1995, Mr. Kaufman entered into a new employment agreement with Arrow terminating December 31, 2001, which provides for an annual base salary of not less than $650,000 through June 30, 1998, during which period Mr. Kaufman will serve as Chairman of the Board and Chief Executive Officer of Arrow, and not less than $400,000 thereafter. As part of entering into the new agreement, Mr. Kaufman received options to purchase 1,000,000 shares of Arrow common stock which became exercisable in three equal annual installments commencing on the first anniversary of the date of grant, at an exercise price of $20.575 for those options exercisable on the first anniversary of the grant, $21.41 for those exercisable on the second anniversary, and $22.28 for those exercisable on the third anniversary. All such options expire 10 years after the date of grant.

     Mr. Giersch has an employment agreement with Spoerle Electronic terminating on his 65th birthday (subject to earlier termination by either Spoerle Electronic or Mr. Giersch upon six months written notice), which provides for an annual base salary of not less than 700,000 deutsche marks ($404,000 based on the average exchange rate during 1997), with annual adjustments in the same proportion in which salaries of the employees of Spoerle have been adjusted in the preceding year.

     Mr. Klatell has an employment agreement with Arrow terminating on January 1, 2001, which is subject to renewal from year to year unless either Arrow or Mr. Klatell elects not to renew. The employment agreement provides for a minimum base salary of $425,000 per year.

     Mrs. Scheihing has an employment agreement with Arrow terminating on December 31, 1999, which is subject to renewal from year to year unless either Arrow or Mrs. Scheihing elects not to renew. The employment agreement provides for a minimum base salary of $315,000 per year.

     Ms. Salsgiver has an employment agreement with Arrow terminating on December 31, 2000, which is subject to renewal from year to year unless either Arrow or Ms. Salsgiver elects not to renew. The employment agreement provides for a minimum base salary of $300,000 per year.

EXTENDED SEPARATION BENEFITS

     Arrow maintains a broad-based program to shelter employees at all levels from any adverse consequences which might result from a change in control of the company. A change in control is defined in the program to include any person becoming the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of Arrow's voting securities or the occurrence of certain changes in the constitution of the Board of Directors. Pursuant to a policy adopted by the Board of Directors in 1988 and reaffirmed in 1998, the period of salary continuation normally extended to employees whose employment is terminated as a result of a workforce reduction or reorganization (which period ranges from two to 12 weeks depending upon length of service with Arrow) is tripled if employment is terminated by the company (other than for cause) as a result of a change in control. In addition to this policy, Arrow has entered into one-year employment agreements with approximately 325 management-level employees, pursuant to which among other matters, such employees will receive one year's compensation and continuation for up to one year of medical and life insurance benefits if their employment is terminated by the company (other than for cause) within 12 months following a change in control. Arrow also has agreements with approximately 20 divisional and group vice presidents who are not executive officers, which provide such vice presidents with two times their annualized includible compensation (as defined in the Code) and continuation for up to three years of medical, life, and other welfare benefits if their employment is terminated by the company (other than for cause), if their responsibilities or base salaries are materially diminished, or if certain other adverse changes occur within 24 months following a change in control. Similar agreements provide the executive officers with three times their annualized includible compensation and continuation for up to three years of their benefits if their employment is terminated by the company (other than for cause approved by three-fourths of the directors then serving), if their responsibilities or base salaries are materially diminished, or if certain other adverse changes occur within 24 months following a change in control. The amounts payable pursuant to such agreements to the executive officers (other than Messrs. Kaufman and Klatell) and to the other vice presidents will be reduced, if necessary, to avoid excise tax under Section 4999 of the Code.

UNFUNDED PENSION PLAN

     Arrow maintains the Unfunded Pension Plan for Selected Executives of Arrow Electronics, Inc. (the "SERP"). Under the SERP, the Board of Directors determines those employees who are eligible to participate in the SERP and the amount of their maximum annual pension upon retirement on or after attaining age
60. Of the named executive officers, Mr. Kaufman has been designated by Arrow as a participant in the SERP, with a maximum annual pension of $300,000 and Mr. Klatell, Mrs. Scheihing, and Ms. Salsgiver have been designated by Arrow as participants in the SERP, with maximum annual pensions of $250,000 each. If a designated participant retires between the ages of 55 and 60, the amount of the annual pension is reduced as provided in the SERP. In addition, if there is a change of control of Arrow and the employment of a designated participant who is at least age 50 with 15 years of service is involuntarily terminated other than for cause or disability, or such participant terminates employment for good reason, the participant will receive the maximum annual pension.

CERTAIN TRANSACTIONS

     In January 1998, Arrow acquired an additional ten percent interest in Spoerle Electronic from Mr. Giersch at a cost of 54,400,000 deutsche marks ($29,900,000 based on the exchange rate on the date of payment). As a result, Arrow's holding in Spoerle Electronic increased to a 90% share.

     Spoerle Electronic leases certain of its premises from a partnership in which Mr. Giersch's wife, directly or indirectly, has the entire beneficial interest, and paid aggregate rentals of 4,457,000 deutsche marks ($2,572,000 based on the average exchange rate during 1997) to the partnership during 1997. The management of Spoerle Electronic believes that such rentals are at fair market rates.

                      APPROVAL OF APPOINTMENT OF AUDITORS

     The shareholders will be asked to ratify the appointment of Ernst & Young LLP as Arrow's independent auditors for 1998. Arrow expects that representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and that such representatives will be available to answer appropriate inquiries raised at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF SUCH APPOINTMENT.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Arrow anticipates that the next Annual Meeting of Shareholders will be held on or about May 12, 1999. In order to be eligible for inclusion in Arrow's proxy statement and proxy for such meeting, proposals of shareholders must be received by Arrow on or before December 5, 1998.

                                 OTHER MATTERS

     Management does not expect any matters to come before the meeting other than those to which reference is made in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

                                          By Order of the Board of Directors,

                                               Robert E. Klatell
                                                   Secretary

PROXY




                             ARROW ELECTRONICS, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 14, 1998

     The undersigned hereby appoints Stephen P. Kaufman, Robert E. Klatell, and John C. Waddell, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 14, 1998, at 9:00 a.m., prevailing local time, at the offices of the corporation, 25 Hub Drive, Melville, New York, or any adjournments thereof, as set forth on the reverse hereof:

           PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE





                               FOLD AND DETACH HERE


                             YOUR VOTE IS IMPORTANT!
                        YOU CAN VOTE IN ONE OF TWO WAYS:

1. Call TOLL FREE 1-800-840-1208 on a touchtone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       OR

2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                  PLEASE VOTE

                                                    Please mark
                                                   your votes as        / X /
                                                   indicated in
                                                   this example.



1. Authority to vote FOR the election of directors         FOR     WITHHOLD
  in accordance with the accompanying Proxy Statement.    /  /       /  /



NOMINEES:
01 Daniel W. Duval         02 Carlo Giersch           03 John N. Hanson
04 Stephen P. Kaufman      05 Roger King              06 Robert E. Klatell
07 Karen Gordon Mills      08 Richard S. Rosenbloom   09 Robert S. Throop
10 John C. Waddell

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


2. Ratification of the appointment of Ernst & Young as      FOR       AGAINST
   independent auditors of the books and accounts of       /  /         /  /
   Arrow for the fiscal year ending December 31, 1998.

3. In accordance with their discretion upon such other matters as may properly come before the meeting or any adjournments thereof.

This proxy is being solicited by the management and will be voted as specified. If not otherwise specified, it will be voted for the election of directors and for the proposals described in Items 2 and 3 above.

  *** IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***

                                       DATE                   /           /1998
                                           ------------------- ----------


                                       ----------------------------------------
                                       Signature

                                       ----------------------------------------
                                       Signature, if Jointly Held

                                       IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE
                                       OR IN OTHER REPRESENTATIVE CAPACITY,
                                       PLEASE SIGN NAME AND TITLE.


                              FOLD AND DETACH HERE

[TELEPHONE GRAPHIC]             VOTE BY TELEPHONE            [TELEPHONE GRAPHIC]
                         QUICK   ***    EASY  ***  IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

- You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

OPTION #1: To vote as the Board of Directors recommends on ALL proposals: Press
           1.
               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:


  Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

            To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

  Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

The Instructions are the same for all remaining proposals.

               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.


   CALL **   TOLL FREE **   ON A TOUCHTONE TELEPHONE
             1-800-840-1208 - ANYTIME
     There is NO CHARGE to you for this call.